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EXHIBIT 23
CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statements on Forms S-8 and S-3 (Nos. 33-51744, 33-65239, 333-12189, 333-62187, 333-84219, 333-38884, 333-68760, 333-68762, 333-89317, 333-86809 and 333-89319) of MSC.Software Corporation of our report dated February 14, 2003, with respect to the consolidated balance sheets of MSC.Software Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended, which report appears in the December 31, 2002, Annual Report on Form 10-K of MSC.Software Corporation.

                      /s/ KPMG LLP

Costa Mesa, California
March 28, 2003

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EXHIBIT 23 CONSENT OF KPMG LLP, INDEPENDENT AUDITORS